Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

IMAGEWARE SYSTEMS CLOSES $4.2 MILLION FINANCING

SAN DIEGO, Calif., June 19, 2003 – Security technology company ImageWare Systems, Inc. (AMEX:IW), which specializes in law enforcement and smart ID card technology has closed $4.2 million in 12.5% senior secured convertible debt financing with two private equity fund management companies.  The notes are convertible into common equity of ImageWare at $2.11 per share.  ImageWare will use the proceeds for working capital and to retire debt totaling $2.5 million in principal held by Perseus LLC which initially invested in ImageWare in May 2002.

“This financing takes the place of the agreement we announced for a preferred stock financing in March of this year.” said Jim Miller, chairman and CEO of ImageWare Systems. “We appreciate the confidence and support shown by the private equity fund management companies in making this investment in our company.”

About ImageWare Systems:

ImageWare Systems, Inc. (AMEX:IW) is the leader in software solutions for digital imaging, biometrics, law enforcement and secure credentials. Through its ID product line, ImageWare applies its core technology to create secure identification systems for airports, universities, government agencies and private businesses. ImageWare’s law enforcement product line empowers its customers to quickly capture, search, retrieve and share digital photographs and criminal history records on stand alone, networked or Web-based platforms. ImageWare additionally leverages its imaging technology to create software and Web-based solutions for professional photographers. ImageWare is headquartered in San Diego, with offices in Greenville, Canada, Germany and Singapore.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the anticipated growth in markets the Company serves. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the company’s target markets will not grow as expected; risks related to our ability to generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third party systems integrators and on third party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the digital imaging industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission.

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